Exhibit 99.6

Form of letter to suppliers and vendors

Subject: Today’s Announcement

Dear [NAME / Valued Supplier / Vendor],

Earlier today, Sage announced we entered an agreement to be acquired by Supernus Pharmaceuticals, a biopharmaceutical company focused on developing and commercializing products for the treatment of central nervous system diseases. You can read more about our announcement here. https://investor.sagerx.com/news-releases/news-release-details/supernus-pharmaceuticals-acquire-sage-therapeutics-strengthening

Today’s announcement is just the first step in the process. This means there are no immediate changes to our existing contracts or relationship with you. If you have any questions, please don’t hesitate to reach out to [me / your usual Sage contact].

On behalf of our entire team, I’d like to thank you for your continued partnership.

Sincerely,

[INSERT]

Additional Information and Where to Find It

The tender offer (the “Offer”) for the outstanding shares of common stock (the “Shares”) of Sage Therapeutics, Inc., a Delaware corporation (the “Company”), described in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities, nor is it a substitute for the Offer materials that Supernus Pharmaceuticals, Inc., a Delaware corporation (“Parent”) and Saphire, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), will file with the SEC upon commencement of the Offer. A solicitation and offer to buy outstanding Shares will only be made pursuant to the Offer materials that Parent and Purchaser intend to file with the SEC. At the time the Offer is commenced, Parent and Purchaser will file Offer materials on Schedule TO, and the Company will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the Offer. THE OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTIONS AND THE PARTIES THERETO. INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE (AND EACH AS IT MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND STOCKHOLDERS OF THE COMPANY SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES IN THE OFFER. The Offer materials (including the Offer to Purchase and the related Letter of Transmittal), as well as the Solicitation/Recommendation Statement, will be made available to all stockholders of the Company at no expense to them under the “Investor Relations” section at Parent’s website at https://www.supernus.com. Free copies of these materials and certain other offering documents will be made available by the Company under the “Investors & Media” section of the Company’s website at https://www.sagerx.com/ or by directing requests for such materials to the information agent for the Offer, which will be named in the tender offer materials. The information contained in, or that can be accessed through, Parent’s or the Company’s website is not a part of, or incorporated by reference into, this communication. The Offer materials (including the Offer to Purchase and the related Letter of Transmittal), as well as the Solicitation/Recommendation Statement, will also be made available for free on the SEC’s website at www.sec.gov.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other Offer documents, as well as the Solicitation/Recommendation Statement, Parent and the Company file annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read any reports, statements, or other information filed by Parent and the Company with the SEC for free on the SEC’s website at www.sec.gov.